NEWS RELEASE

  For further information, contact:

Investors: Greg Ehlinger, Chief Financial Officer 812.376.1935
Media: Suzie Singer 812.376.1917

August 30, 2001 For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES

ACTION ON COMMON STOCK DIVIDEND

(Columbus, IN) Irwin Financial Corporation today announced its third quarter dividend.

The dividend of $0.065 per share will be paid on September 21, 2001, to all shareholders of record on September 7, 2001. The dividend rate is a $0.005 per share or 8.3% increase as compared with the dividend paid in the third quarter of 2001.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank, Irwin Business Finance, and Irwin Ventures -- provides a broad range of consumer and commercial financial services in selected markets across the US and Canada.